UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Neogen Corporation

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August 30, 2022

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 6, 2022, at 10:00 a.m. Eastern Time. The 2022 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NEOG2022.

The Annual Meeting will feature a report on Neogen’s business activities, voting on the election of directors and other important proposals. On the following pages you will find the Notice of the 2022 Annual Meeting of Shareholders and the Proxy Statement.

It is important that your shares are represented at the Annual Meeting, regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting virtually, please vote your shares as soon as possible using one of the methods listed in the Notice or Proxy Statement. Sending a proxy card will not affect your right to vote in person if you attend the meeting virtually.

Sincerely,

John E. Adent

President & Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting virtually,

PLEASE VOTE YOUR SHARES PROMPTLY.

620 Lesher Place

Lansing, MI 48912

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS OF NEOGEN CORPORATION

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 6, 2022, at 10:00 a.m. Eastern Time. The 2022 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NEOG2022.

When:	Thursday October 6, 2022 at 10:00 Eastern Time

Where:	Webcast at www.virtualshareholdermeeting.com/NEOG2022

Items of Business:	1. The election of three Class II directors, each to serve for a three-year term or until his or her successor has been duly elected and qualified;

2. To approve, by non-binding vote, the compensation of our named executive officers;

3. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2023; and

4. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Holders of Neogen common shares at the close of business on the record date of August 9, 2022 are entitled to notice of, and to vote at, the meeting.

How to Vote:	Your vote is important! Please vote your shares in one of the following ways:

1. Via the internet, by visiting www.proxyvote.com.

2. By telephone, by calling the number on your proxy card, voting instruction form or notice.

3. By mail, by marking, signing, dating and mailing your proxy card. No postage is required if mailed in the United States.

4. By voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/NEOG2022.

Please vote your shares promptly, even if you plan to attend the Annual Meeting. Any shareholder attending the Annual Meeting may vote virtually, even if he or she previously returned a proxy.

Attending the Meeting:	Shareholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/NEOG2022. To participate in the meeting, you must have the 16-digit control number that is shown on your proxy card. You will not be able to attend the Annual Meeting in person.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. During the virtual meeting, we will present a report on the Company’s business and provide you an opportunity to virtually meet the directors and executive officers. A copy of our 2022 Annual Report is enclosed. We appreciate your continued confidence in Neogen, and look forward to your participation in our virtual Annual Meeting.

Amy Rocklin Corporate Secretary

August 30, 2022

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October 6, 2022

GENERAL INFORMATION

We are providing this notice and proxy statement to the shareholders of Neogen Corporation (“Neogen”, the “Company”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Neogen (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Neogen Corporation to be held on Thursday, October 6, 2022 at 10:00 a.m., Eastern Time, and at any adjournment of the meeting. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/NEOG2022.

Due to the ongoing COVID-19 pandemic, for the safety of all our shareholders, employees and community, our 2022 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with the Board and management as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including providing a support line for technical assistance and addressing as many shareholder questions as time allows.

Our principal executive offices are located at 620 Lesher Place, Lansing, Michigan 48912. Our telephone number is 517-372-9200. These proxy materials were first furnished to shareholders on August 30, 2022.

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal to elect three Class II directors to the Board, each to serve for a three-year term or until his or her successor has been duly qualified and elected;

•	Proposal to approve, by non-binding vote, the compensation of our named executive officers; and

•	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2023.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by the filing of a written notice of revocation with our Secretary, by delivering to our Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting virtually.

Voting and Solicitation

All shares represented by a properly executed proxy will be voted unless the proxy is revoked. If a choice is specified, it will be voted in accordance with that specification. If no choice is specified, the proxy holders will vote the shares in accordance with the recommendations of the Board, which are set forth with the discussion of each matter later in this Proxy Statement. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board makes no recommendation, at the Board’s discretion.

In summary, the Board recommends that you vote:

•	FOR the election of the nominees for directors to the Board;

•	FOR the proposal to approve, by non-binding vote, the compensation of our named executive officers: and

•	FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2023.

All shareholders at the close of business on August 9, 2022, the record date for the meeting, are entitled to vote at the meeting. On August 9, 2022 there were 107,837,730 shares of the Company’s common stock outstanding. For each proposal, each shareholder is entitled to one vote for each share of the Company’s common stock owned at that time.

If you are a shareholder of record, you may vote your shares in one of the following ways:

1. Via the internet, by visiting www.proxyvote.com.

2. By telephone, by calling the number on your proxy card, voting instruction form, or notice.

3. By mail, by marking, signing, dating and mailing your proxy card. No postage is required if mailed in the United States.

4. By voting electronically during the Virtual Annual Meeting at www.virtualshareholdermeeting.com/NEOG2022.

To participate in the Annual Meeting, you will need to provide the 16-digit control number included on your proxy card. If you do wish to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/NEOG2022 at least 15 minutes prior to the start of the Annual Meeting to provide time to register, download the required software, if necessary, and test your Internet connectivity. The webcast replay will be available at www.virtualshareholdermeeting.com/NEOG2022 until the 2023 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting, during which shareholders may submit questions to us. We anticipate having such a question-and-answer session at the 2022 Annual Meeting. You can submit a question beginning 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the proxy card that you received in the mail. Once you have logged on to the webcast at www.virtualshareholdermeeting.com/NEOG2022, type your question in the “ask a question” box and click “submit”. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. We encourage you to submit any question that is relevant to the business of the meeting. Questions will be read and addressed during the Annual Meeting, as time permits.

We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Annual Meeting login page.

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from the shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken. Under applicable law and the New York Stock Exchange (the “NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent auditors. We believe the other proposals may not be considered routine matters under applicable NYSE rules.

It is important that you instruct your broker how to vote shares held by you in street name using the voting instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the instructions provided to you by your broker.

A majority of the outstanding shares entitled to vote, in attendance virtually or by proxy, shall constitute a quorum at the Annual Meeting. A plurality of the votes cast is required to elect directors to the Board. This means that the nominees who receive the most votes will be elected to the open Board positions. In counting votes on the election of the Board, abstentions, broker non-votes and, to the extent applicable, a security holder’s withholding of authority to vote for a nominee in an election of directors, and other shares not voted will be counted as not cast.

The proposals to approve the compensation of our named executive officers and to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the 2023 fiscal year will be approved if a majority of the votes cast at the meeting are voted in favor of such proposal. Abstentions, broker non-votes and other shares not voted will be counted as not cast.

As to the election of directors to the Board, the three Class II nominees who receive the greatest number of votes will be elected to a three-year term. In accordance with the Company’s Governance guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for the Board who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures described below, following certification of the shareholder vote. The Governance Committee of the Board (the “Governance Committee”) shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include accepting the resignation, rejecting the resignation but addressing the underlying cause of the “withheld” votes, determining not to re-nominate the director in the future, or any other action the Governance Committee deems to be appropriate and in the best interests of the Company.

In considering what action to recommend with respect to the tendered resignation, the Governance Committee will take into account all factors deemed relevant by members of the Governance Committee including, without limitation, any stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds on the Board, whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the Securities and Exchange Commission (the “SEC”) or Nasdaq Global Select Market (“Nasdaq”), and the Company’s Governance Guidelines. The Board will act on the Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Governance Committee’s recommendation, the Board will consider the factors and possible actions considered by the Governance Committee and such additional information, factors and possible actions as the Board believes to be relevant or appropriate. To the extent that one or more directors’ resignations are accepted by the Board, the Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Information regarding the 3M Food Safety Combination

In December 2021, Neogen, 3M Corporation (“3M”), and Garden Spinco, a newly formed subsidiary of 3M created to carve out 3M’s Food Safety business, announced that they had entered into a definitive agreement pursuant to which 3M would separate its Food Safety business and simultaneously combine it with Neogen in a Reverse Morris Trust transaction, which is intended to be tax-efficient to 3M and its shareholders for U.S. federal income tax purposes. Under the terms of the definitive agreements, at the completion of the transaction, Neogen will issue a number of shares to 3M shareholders such that 3M shareholders will receive approximately 50.1% of the combined company and existing Neogen shareholders will continue to own approximately 49.9% of the combined company. In connection with the transaction, 3M will also receive consideration valued at approximately $1 billion, subject to closing and other adjustments. At the special meeting of shareholders held on August 17, 2022, shareholders approved a number of proposals upon which the completion of the proposed transaction was conditioned; the transaction is expected to be completed on September 1, 2022. None of the shares to be issued in connection with the 3M transaction was outstanding on August 9, 2022, the record date for the determination of shares eligible to be voted at the Annual Meeting.

PROPOSALS FOR SHAREHOLDER ACTION

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s current Bylaws, as amended in the special meeting held on August 17, 2022, provide that the Company shall have at least five and no more than eleven directors, with the exact number to be determined by the Board. The Board is currently comprised of eight directors. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected. Under the terms of the merger agreement with 3M’s Food Safety business, they have the right to appoint two directors to the Board, subject to the approval of the Company. At this time, 3M has not formally proposed candidates for the two Board seats; when this occurs, they will initially be appointed to the Board in separate classes, as opposed to being elected.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. Each of the three nominees for director this year is currently a director of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board has no reason to believe that the nominees named will be unable to serve if elected. Any vacancy occurring on the Board for any reason may be filled by vote of a majority of the directors then in office for the full term of the class in which the vacancy occurs.

Nominees	Expiration of Proposed Term
Class II:
John E. Adent	2025
William T. Boehm, Ph.D.	2025
James P. Tobin	2025

Directors continuing in office	Expiration of Term
Class III:
Ralph A. Rodriguez	2023
Catherine E. Woteki, Ph.D.	2023

Class I:
James C. Borel	2024
Ronald D. Green, Ph.D.	2024
Darci L. Vetter	2024

Name of Director	Age	Position	Director Since
John. E Adent	54	CEO, Director	2018
William T. Boehm, Ph.D. (1) (3*)	75	Director	2011
James C. Borel (3) (4)	66	Board Chair	2016
Ronald D. Green, Ph.D. (2*) (4)	61	Director	2014
Ralph A. Rodriguez (1) (2)	54	Director	2020
James P. Tobin (3) (4*)	66	Director	2016
Darci L. Vetter (*1) (4)	48	Director	2017
Catherine E. Woteki, Ph.D. (1) (2)	74	Director	2020

(1)	Member, Compensation Committee
(2)	Member, Science, Technology & Innovation Committee
(3)	Member, Audit Committee
(4)	Member, Governance Committee

* - Denotes Committee Chair

Board Diversity Matrix (As of May 31, 2022)

Board Size
Total Number of Directors	8

Part I:
Gender Identity	Female	Male	Non-Binary	Gender undisclosed
Number of Directors Based on Gender Identity	2	6	—	—

Part II:
Demographic Background
African American or Black	—	—	—	—
Alaskan Native of American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More races or Ethniticies	—	—	—	—
LGBTQ+	—
Undisclosed	—

The following is a brief summary of the business experience for at least the past five years of each of the nominees and for the other current members of the Board.

Nominees for the Board of Directors:

John E. Adent joined the Company as Chief Executive Officer in July 2017 and was named President on September 22, 2017. Mr. Adent brings extensive experience in international food and animal safety to the Board, previously serving as President and Chief Executive Officer of Animal Health International, Inc., formerly known as Lextron, Inc. Mr. Adent began his career with management responsibilities for Ralston Purina Company, developing animal feed manufacturing and sales operations in China and the Philippines, continuing his management role in the European division in Spain and Hungary when Ralston Purina spun off that business into an independent public company named Agribrands, Inc.

Dr. William T. Boehm, Ph.D. is a retired Senior Vice President of The Kroger Co. and former Senior Economist for the President’s Council of Economic Advisors under Presidents Carter and Reagan. Dr. Boehm joined The Kroger Co. in 1981 as Director of Economic Research and held positions of increasing responsibility with that company until his retirement in 2008. He has previously served on the board of Greatwide Logistics from 2009 to 2015 and FLM Harvest, and currently serves on the boards of GLK Foods, The American Farmland Trust, and the Educational Foundation of AGR. He remains active in professional associations and academia. Dr. Boehm’s wealth of experience in agriculture and virtually all aspects of the food service industry make him well qualified to serve on the Board.

James P. Tobin began his career in 1983 and spent more than 31 years with Monsanto, holding various leadership roles across the company. Prior to his retirement in 2014, he held the role of Vice President, Industry Affairs. Mr. Tobin brings an extensive knowledge of the agricultural industry and business acumen to the Board, previously working to advance agriculture as Chairman of the American Seed Trade Organization and supporting youth in agriculture through his work with the Missouri and National 4-H Foundations. Mr. Tobin formerly sat on the board of the U.S. Grain Council, and served as chairman of the FarmHouse Fraternity Foundation. Mr. Tobin is currently a member of the Farm Foundation Roundtable, Governor for Iowa State University Foundation, and serves as a managing director of the Yield Lab II.

The Board of Directors recommends a vote “FOR” the above nominees.

Other current members of the Board:

Ralph A. Rodriguez is President & Chief Product Officer at Daon, an international biometric and identity assurance software company, since June 2022. Prior to this role, he was executive-in-residence from October 2019 through June 2022 at Summit Partners, a global private equity firm based in Boston, Mass. Mr. Rodriguez worked with Summit’s technology team to identify new investment opportunities within growth-stage technology companies. Prior to that, he was a research scientist at Facebook from March 2018 through October 2019, where he led Applied Identity and Intelligence. He was the co-founder, in 2015, and CTO of Confirm.io, an ID authentication company, which Facebook acquired in March 2018. Prior to Confirm.io, Mr. Rodriguez was an executive with a number of notable technology companies, and is the founder of several technology companies. He is the longest-serving ASP Fellow at the Massachusetts Institute of Technology, and currently serves on the boards of Corvium and Strategic Cyber Ventures. Mr. Rodriguez is a U.S. Army intelligence veteran of the Persian Gulf War, a life member of the Veterans of Foreign Wars, and a holder of 23 U.S. patents and international patent applications. His extensive technological knowledge and experience bring significant value to the Board.

Dr. Catherine Woteki, Ph.D. holds positions as Professor of Food Science and Human Nutrition at Iowa State University and Visiting Distinguished Institute Professor in the Biocomplexity Institute of the University of Virginia. She served as Chief Scientist and Under Secretary for USDA’s Research, Education, and Economics (REE) mission area from 2010 to 2016. Prior to joining USDA, Dr. Woteki served as Global Director of Scientific and Regulatory Affairs for Mars, Incorporated, where she managed the company’s regulatory policy on matters of health, nutrition, and food safety. From 2002 to 2005, she was Dean of Agriculture and also head of the Agricultural Experiment Station at Iowa State University. Dr. Woteki served as the first Under Secretary for Food Safety at the USDA from 1997 to 2001, where she oversaw the safety of meat, poultry and egg products. Dr. Woteki is a member of the National Academy of Medicine and a fellow of the American Association for the Advancement of Science and the American Society for Nutrition. Dr. Woteki brings experience in regulatory science and science policy to the Board.

James C. (Jim) Borel brings over 40 years of experience in the agriculture and food industry, with extensive international experience including three assignments abroad and responsibilities extending beyond the United States for over 25 years. He retired in 2016 from DuPont, where he was formerly Executive Vice President and a member of the company’s Office of the Chief Executive, with responsibility for the agriculture and food ingredients businesses of DuPont, as well as the corporate functions of Sustainability and Government Affairs. Mr. Borel is a member of multiple boards of directors and is a member of the board of trustees for University of the Delaware and the Alpha Gamma Rho Fraternity. Mr. Borel is a National Association of Corporate Directors Board Leadership Fellow, demonstrating his commitment to the highest standards of Boardroom Excellence. His knowledge of the agricultural and food industries, and his international experience bring significant value to the Board.

Dr. Ronald D. Green, Ph.D. was appointed Chancellor of the University of Nebraska-Lincoln in April 2016. Prior to that appointment, he was the Harlan Vice Chancellor of the Institute of Agriculture and Natural Resources and Vice President for Agriculture and Natural Resources of the University of Nebraska system since 2010. Dr. Green served as senior global director of technical services at Pfizer Animal Health’s animal genomics business from 2008 to 2010. He was on faculty at Texas Tech University and Colorado State, and was the national program leader for animal production research for the USDA’s Agricultural Research Service and executive secretary of the White House’s interagency working group on animal genomics within the National Science and Technology Council. In that role, he was a leader in the international bovine, porcine and ovine genome sequencing projects. Dr. Green is a past president of the American Society of Animal Science (“ASAS”) and the National Block and Bridle Club, and has served in a number of leadership positions for the U.S. Beef Improvement Federation, National Cattlemen’s Beef Association, National Pork Board, Federated Animal Science Societies, and the National Research Council. Dr. Green was named a fellow of ASAS in 2014. Dr. Green’s experience in genomics and animal production research brings great value and insight to the Board.

Darci L. Vetter is Global Head, Policy and Government Relations, at The Nature Conservancy, a global environmental organization, since 2021. Prior to this role, she served as General Manager and Vice Chair for Food, Agriculture and Trade at Edelman, a global communications firm from 2019 to 2021. She served as an international trade consultant and diplomat in residence at the University of Nebraska-Lincoln from 2018 to 2019. In July 2014, she was appointed as the Chief Agricultural Negotiator for the U.S. Trade Representative; she held the position until January 2017. From 2010 to 2014, she served as Deputy Under Secretary of Agriculture for Farm and Foreign Agricultural Services and, from 2007 to 2010, she was an International Trade Advisor on the U.S. Senate Committee on Finance. Prior to working in the Senate, Ms. Vetter held numerous roles at the Office of the United States Trade Representative, including Director for Agricultural Affairs from 2005 to 2007. Ms. Vetter received a B.A. from Drake University and an M.P.A. and Certificate in Science, Technology and Environmental Policy from the Woodrow Wilson School of Public and International Affairs at Princeton University. Her experience in international trade and agriculture and sustainability brings significant value to the Board.

PROPOSAL 2: TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF EXECUTIVES

The “Compensation Discussion and Analysis” section of this Proxy Statement describes, among other things, the Company’s executive compensation policies and practices. Securities laws require that shareholders be given the opportunity to express their approval of the compensation of Company executives, as disclosed in this Proxy Statement, and therefore, we are providing this advisory proposal as required by Section 14A of the Exchange Act. Under the legislation that requires this vote, the shareholder vote is neither binding on the Board nor the Company and may not be construed as overruling any decision made by the Board or the Company or as creating or implying any change in the fiduciary duties owed by the Board. However, the Board values the views of shareholders and intends to take the outcome of this annual shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the Annual Meeting, shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of the named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and the “Summary Compensation Table.” This vote proposal is commonly known as a “say-on-pay” proposal and gives shareholders the opportunity to endorse or not endorse the executive pay program. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. Shareholders are encouraged to read the full details of the Company’s executive compensation program, including the primary objectives in setting executive pay, under “Compensation Objectives,” as described in this Proxy Statement.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 Annual Meeting of Shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, to be held no later than 2023.

The Company evaluates the compensation of its executives at least once each year to assess whether compensation policies and programs are achieving their primary objectives. Based on its most recent evaluation, the Board believes the Company’s executive compensation programs achieve these objectives, including aligning the interests of management with those of shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, shareholders should consider the following:

•

Independent Compensation Committee. Seven of our eight current directors are deemed independent pursuant to applicable Nasdaq standards. Four of these independent directors serve on the Compensation Committee. Meetings of the Compensation Committee include executive sessions in which management is not present.

•	Performance-Based Incentives. Total compensation for executives is structured so that a significant portion of the total earning potential is derived from performance-based incentives.

•

Stock Options and Restricted Stock Units. A significant percentage of executives’ total compensation is paid in the form of stock options and restricted stock units that vest over a five-year period. These stock awards help align the executives’ interests with longer term shareholder returns and also serve to help retain the services of executives.

•	No Contractual Severance Payments. If employment is terminated without cause, executives are not contractually entitled to “golden parachute” or other executive severance payments upon termination.

For these reasons, the Board recommends that you vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s Proxy Statement for its 2022 Annual Meeting of Shareholders.”

Vote Required

The proposal to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee (“Audit Committee”) has appointed BDO USA, LLP (“BDO”) to serve as the independent registered public accounting firm for the Company for the fiscal year ending May 31, 2023. While not required, the Company is submitting the appointment to the shareholders for their ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for ratification. The Board recommends that shareholders vote “FOR” ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal 2023. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the 2023 fiscal year. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Relationship with BDO

BDO has acted as the Company’s independent registered public accounting firm for nine years. BDO has advised that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as auditors. Representatives of BDO are expected to be available during the Annual Meeting, with the opportunity to make a statement, and will also be available to respond to appropriate questions.

The fees billed by BDO with respect to the fiscal years ended May 31, 2022 and 2021 are as follows:

	2022	2021
Audit Fees	$797,099	$525,306
Audit-Related Fees	—	—
Tax Fees (1)	180,792	159,000
All Other Fees	—	—

Total	$977,891	$684,306

(1) Includes tax compliance work and miscellaneous consulting.

Audit Fees include amounts billed for the annual audit of the Company’s fiscal year Consolidated Financial Statements, the audit of internal controls over financial reporting, the review of the Consolidated Financial Statements included in the Form 10-Q, consultations concerning accounting matters associated with the annual audit, comfort letters or due diligence procedures in connection with registration statements, statutory audits and related expenses. Audit-Related Fees include due diligence in connection with acquisitions, amounts billed for general accounting consultations, audits in connection with proposed or consummated acquisitions and information systems audits. and other services that are reasonably related to the annual audit. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of non-audit services is compatible with maintaining the independence of BDO.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by BDO. In the event management wishes to engage BDO to perform non-audit services, a summary of the proposed engagement is prepared detailing the nature of the engagement, the reasons why BDO is the preferred provider of the services and the estimated duration and cost of the engagement. The Audit Committee reviews and evaluates recurring non-audit services and proposed fees as the need arises at their regularly scheduled committee meetings. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chairman or, in his absence, any other member of the Audit Committee, the authority to evaluate and approve projects and related fees of up to $10,000, if circumstances require approval between meetings of the Audit Committee. Any such approval is reported to the full Audit Committee at its next meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information, as of August 9, 2022, with respect to beneficial ownership of common stock by the only persons known by the Company to be the beneficial owner of more than 5% of the Company’s common stock. On August 9, 2022, there were 107,837,730 shares of the Company’s stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class%
Brown Capital Management, LLC (1)	11,899,239	11.0%
1201 North Calvert Street
Baltimore, MD 21202
Black Rock, Inc. (2)	11,649,436	10.8%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc. (3)	10,584,111	9.7%
100 Vanguard Boulevard
Malvern, PA 19355
Wasatch Advisors, Inc. (4)	6,984,315	6.5%
505 Wakara Way
Salt Lake City, UT 84108

1)

Based on Schedule 13G/A filed with the SEC on February 14, 2022. This report includes 11,899,239 shares beneficially owned by Brown Capital Management, LLC (“Brown Capital”) which includes 7,095,028 shares beneficially owned by The Brown Capital Management Small Company Fund (the “Fund”), a registered investment company, which is managed by Brown Capital. Brown Capital has sole power to vote 8,099,635 shares and sole power to dispose of 11,899,239 shares, and the Fund has sole power to vote and dispose of 7,095,028 shares.

2)

Based on Schedule 13G/A filed with the SEC on January 27, 2022. This report includes holdings of various subsidiaries of the holding company, and includes ownership of more than 5% of our common stock by Black Rock Fund Advisors. Black Rock, Inc. has sole power to vote 11,470,377 shares and sole power to dispose of 11,649,436 shares.

3)

Based on Schedule 13G/A filed with the SEC on February 10, 2022. This report includes holdings of various subsidiaries of the holding company. The Vanguard Group, Inc. has shared power to vote 196,506 shares, sole power to dispose of 10,291,473 shares and shared power to dispose of 292,638 shares.

4)	Based on Schedule 13G filed with the SEC on February 11, 2022 and Nasdaq ownership statistics. Wasatch Advisors, Inc. has sole power to vote and dispose of at least 6,984,315 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of the Company’s common stock as of August 9, 2022 held by the current directors, each nominee for director, the executive officers named in the Summary Compensation Table under “Executive Compensation” and all executive officers and directors as a group.

Name	Number of Shares Owned (1)		Right to Acquire (2)	Total	Percentage of Outstanding Shares
John E. Adent	58,103		216,316	274,419	*
William T. Boehm, Ph.D.	21,242		47,027	68,269	*
James C. Borel	11,773		37,361	49,134	*
Ronald D. Green, Ph.D.	3,664		41,807	45,471	*
Douglas E. Jones	2,759		8,470	11,229	*
Jerome L. Hagedorn	1,499		32,322	33,821	*
Jason W. Lilly, Ph.D.	20,838	(3)	52,720	73,558	*
Steven J. Quinlan	27,737	(4)	110,806	138,543	*
Ralph A. Rodriguez	284		4,027	4,311	*
James P. Tobin	14,284		37,361	51,645	*
Darci L. Vetter	284		29,361	29,645	*
Catherine E. Woteki, Ph.D.	284		4,027	4,311	*
Executive officers and directors as a group (12 persons)	162,751	(5)	621,605	784,356	*

*	Less than 1%
(1)	Excludes shares that may be acquired through stock option exercises or RSU vesting.
(2)	Includes shares that may be acquired within 60 days of August 9, 2022 upon exercise of options and vesting of restricted stock units pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
(3)	Includes 11,666 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.
(4)	Includes 23,766 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.
(5)	Includes 35,432 shares held in the Neogen Corporation 401(k) Retirement Savings Plan.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE MATTERS

The Company is managed under the direction of its Board. The Board conducts its business through meetings of the Board and its committees. The Board held 10 meetings, and there were a total of 16 committee meetings during fiscal 2022. Each director attended more than 75% of the total meetings of the Board and the committees on which he or she served in fiscal 2022. Directors of the Board are expected to attend the Annual Meeting of shareholders unless they have a schedule conflict or other valid reason. Each of the current Board members attended the virtual 2021 Annual Meeting of shareholders.

Independent Directors

A director is not considered independent unless the Board determines that he or she meets the Nasdaq independence rules and has no material relationship with the Company, either directly or indirectly, through any organization with which he or she is affiliated that has a relationship with the Company. Based on a review of the responses of the directors and nominees to questions about employment history, affiliations, family and other relationships, and on discussions with the directors and nominees, the Board has determined that each of the following currently serving directors and nominees is independent as defined in the Nasdaq independence rules: Dr. Boehm, Mr. Borel, Dr. Green, Mr. Rodriguez, Mr. Tobin, Ms. Vetter and Dr. Woteki.

Board Committees

The Board has four committees. The current membership, number of meetings held during fiscal 2022 and the function performed by each of these committees are described below. None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that each committee member meets the independence standards for that committee within the meaning of applicable Nasdaq and SEC regulations.

Compensation Committee—Ms. Vetter (Chair), Dr. Boehm, Mr. Rodriguez, and Ms. Woteki are current members of the Compensation Committee, which met five times during fiscal 2022. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive compensation and the Company’s stock-based compensation plans. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers at the beginning of each year, evaluates current year performance in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. The Committee also evaluates option grants and any other equity awards under the terms of the 2018 Plan. Company management provides recommendations to the Compensation Committee concerning compensation, including stock options or any other equity awards, of officers and also recommends equity-based awards for other employees, subject to the approval of the Compensation Committee. The Compensation Committee has a charter, which is available in the “Investor Relations” section on the Company’s website at www.neogen.com.

Governance Committee—Mr. Tobin (Chair), Mr. Borel, Dr. Green, and Ms. Vetter serve on the Governance Committee, which met three times during fiscal 2022. The Governance Committee provides a leadership role in shaping the governance of the Company, providing oversight and direction with respect to the function and operation of the Board. The Governance Committee also provides oversight on management succession, human resources practices, risk management, and environmental, health and safety issues. The Governance Committee is also providing guidance on the Company’s Environmental, Social and Governance (“ESG”) initiative, which was formalized in fiscal 2021.

The Governance Committee recommends to the Board criteria for selecting new directors; the enumeration of skills that would be advantageous to add to the Board; the appropriate mix of inside and outside directors; ethnicity and gender of directors; and size of the Board. The Board considers factors such as whether or not a potential candidate: (1) possesses relevant expertise; (2) brings skills and experience complementary to those of the other members of the Board; (3) has sufficient time to devote to the affairs of the Company; (4) has demonstrated excellence in his or her field; (5) has the ability to exercise sound business judgment; (6) has the commitment to rigorously represent the long-term interests of the Company’s shareholders; (7) possesses a diverse background and experience, including with respect to race, age and gender; (8) possesses high ethical standards and integrity; and (9) such other factors as the Governance Committee may consider from time to time.

The Governance Committee identifies persons qualified to become directors and, as appropriate, recommends candidates to the Board for its approval. Board composition is reviewed periodically to ensure that the Board reflects the knowledge, experience and skills required for the Board to fulfill its duties. The Governance Committee’s charter requires that the Governance Committee take diversity (including specifically both ethnicity and gender) of directors into account in performing its functions. It identifies persons qualified to become directors and, as appropriate, recommends candidates to the Board for its approval. In assembling a pool of potential candidates from which to Nasdaq, the SEC or such other applicable regulatory requirements, a majority of the Board is comprised of independent directors. At the direction of the Board of Directors, the Governance Committee manages the CEO selection process, and ultimately recommends one or more candidates for consideration by the Board. For further information, see the charter of the Governance Committee which is available in the “Investor Relations” section of the Company’s website at www.neogen.com.

The Governance Committee generally relies on multiple sources for identifying and evaluating Board nominees, including referrals from the Company’s current directors and management. The Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s by-laws. The Committee will evaluate nominees recommended by shareholders against the same criteria.

In searching for candidates to fill Board vacancies, the Governance Committee is committed to identifying the most capable candidates who have experience in the areas of expertise needed at that time and meet the criteria for nomination. The Governance Committee has in the past entertained and encouraged the candidacy of qualified women and minorities and will continue to do so.

Audit Committee—Dr. Boehm (Chair), Mr. Borel and Mr. Tobin are currently members of the Audit Committee, which oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. The Audit Committee met six times during fiscal 2022. Further information regarding the role of the Audit Committee is contained in its charter which is available in the “Investor Relations” section of the Company’s website at www.neogen.com; also see “Audit Committee Report” in this Proxy Statement. The Board has determined that all current members of the Audit Committee are “audit committee financial experts” for purposes of applicable SEC rules.

Science, Technology and Innovation Committee— Dr. Green (Chair), Mr. Rodriguez, and Ms. Woteki serve on the Science, Technology and Innovation Committee, which met twice during fiscal 2022, and helps guide the Board in overseeing the development of new products, services and business models. In discharging these responsibilities, the committee reviews and evaluates the strategic goals and objectives of the Company’s research and development programs, including the monitoring and evaluation of emerging technologies, and assists the Board with its oversight responsibility for enterprise risk management in areas affecting the Company’s research and development, including scientific ethics and conduct. The Science, Technology and Innovation Committee has a charter, which is available in the “Investor Relations” section on the Company’s website at www.neogen.com.

Board Chair/Executive Sessions of Non-Management Directors

Mr. Borel, as Board Chair, coordinates the activities of the other independent directors; in that role, he leads all executive sessions of the Board. Mr. Adent does not attend the executive sessions except upon request. At least one executive session of the Board is held annually.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding officer compensation. Management’s involvement in determining executive compensation is limited to the Chief Executive Officer making recommendations on compensation for members of the executive management team.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company at any time. No executive officer serves as a member of the compensation committee or board of directors of any other company that has an executive officer serving as a member of the Company’s Compensation Committee or Board.

Board Role in Risk Management

The Board of Directors oversees the Company’s risk management. This oversight is administered primarily through the Board’s review and approval of the management business plan, including the projected opportunities and challenges facing the business; periodic review by the Board of business developments, strategic plans and implementation, liquidity and financial results; the Board’s oversight of succession planning, capital spending and financing; the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board); the Governance Committee’s leadership in the evaluation of the Board and committees and its oversight of identified risk areas of the Company; and the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks.

Board Leadership

Mr. Borel serves as the Chair of the Company’s Board; as Chair, he leads all executive sessions of the Board. Mr. Adent serves as the Company’s President and Chief Executive Officer. The Board has concluded that this leadership structure is appropriate for the Company at this time as it allows the Chair to focus on the effectiveness and independence of the Board while the Chief Executive Officer focuses on executing the Company’s strategy and managing the Company’s business.

Contacting the Board

Shareholders and other interested persons may communicate directly with the Board or any individual director on a confidential basis by mail to Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912, Attention: Board Secretary. All such communications will be received directly by the Secretary of the Board and will not be screened or reviewed by any other Company employee.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct applicable to all Company employees, officers and directors, including specifically the Chairman, Chief Executive Officer, Chief Financial Officer and Corporate Controller, in the performance of their duties and responsibilities. The Code of Conduct is posted on the Company’s website at www.neogen.com in the “Investor Relations” section and will be mailed or emailed to any shareholder upon request to the Corporate Secretary at 620 Lesher Place, Lansing, Michigan 48912.

Certain Relationships and Related Party Transactions

The Board, acting as a committee of the whole, approves or ratifies transactions in which the Company was or is to be a participant that involve directors, executive officers or principal shareholders, or members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest, in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board of any such transaction that is proposed to be entered into or continued and seeks Board approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Board, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Board at its next meeting. The Company has partnered with Corvium to develop software-as-a-service offerings for use in conjunction with several food safety product lines. Ralph Rodriguez is a member of the Company’s Board and also served on Corvium’s Board of Directors in fiscal 2022. The Company made payments of $1,523,000 to Corvium in fiscal 2022.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title
John E. Adent	President & Chief Executive Officer
Steven J. Quinlan	Vice President & Chief Financial Officer
Douglas E. Jones	Vice President & Chief Operating Officer
Jason W. Lilly, Ph.D.	Vice President, International Business
Jerome L. Hagedorn	Vice President, North American Operations

Brief biographies of the NEOs, with the exception of Mr. Adent, follow. Mr. Adent’s biography is included in “Proposal 1-Election of Directors”.

Steven J. Quinlan, age 59, joined the Company in January 2011 as Vice President and Chief Financial Officer. He was also the Corporate Secretary until March 2021. He is responsible for all internal and external financial reporting for the Company, and also manages the accounting, information technology and investor relations functions. Mr. Quinlan came to the Company following 19 years at Detrex Corporation (1992 to 2010), the last eight years serving as Vice President-Finance, CFO and Treasurer. He was on the audit staff at the public accounting firm Price Waterhouse (now PriceWaterhouseCoopers) from 1985 to 1989 and served in a number of financial roles at Ford Motor from 1989 to 1992.

Douglas E. Jones, age 52, joined Neogen as Vice President & Chief Commercial Officer in August 2020. In April 2022, he was named Chief Operating Officer. Prior to joining Neogen, Mr. Jones served as the President of the Companion Animal Division at Patterson Companies from 2016 to August 2020. Prior to joining Patterson, Mr. Jones served as the Head of Business Operations for the North American Merial Animal Health Division of Sanofi. Mr. Jones began his career as a management consultant with the North Highland Company and PriceWaterhouseCoopers, focusing on commercial transformation and strategy projects in the pharmaceutical, healthcare distribution and high-tech industries.

Dr. Jason W. Lilly, age 48, was named Vice President, International Business in January 2019, responsible for Neogen’s operations outside of the U.S. and Canada. In April 2022, he also assumed leadership of the Company’s global genomics efforts. Dr. Lilly joined Neogen in June 2005 as Market Development Manager for Food Safety. In June 2009, he moved to the Corporate Development group. He was named Vice President of Corporate Development in December 2011, responsible for the identification and acquisition of new business opportunities for the Company. Prior to joining Neogen, he served in various technical sales and marketing roles at Invitrogen Corporation.

Jerome L. Hagedorn, age 56, joined Neogen in April 2018 as Vice President, Food Safety Operations, and was named Vice President, North American Operations, in June 2020. In this role, Mr. Hagedorn is responsible for the manufacturing, supply chain, shipping and warehousing, facilities, production engineering and quality systems for Neogen’s Food and Animal Safety operations in North America. Prior to joining Neogen, Mr. Hagedorn spent the prior eight years as Vice President of Operations at Siemens Healthcare Diagnostics. At Siemens, he was responsible for multiple plant operations, including diagnostic instrument manufacturing and new product introduction. Prior to joining Siemens, Mr. Hagedorn held a variety of senior level positions over a 20 year career, including Director of Manufacturing at Bayer Healthcare in Indiana, Director of Lean Manufacturing at Invensys in Ohio, and Manager of Automated Manufacturing at Siemens Electronic Components in Mexico.

Compensation Objectives

The Company’s executive compensation programs are designed to be aligned with shareholder value creation and are structured to reward individual and organizational performance and to be simple, concise and understandable. A significant percentage of each NEO’s compensation consists of variable pay.

The primary objectives of the compensation programs covering NEOs are to:

•	Attract, retain and motivate highly talented executives who will drive the success of the business;

•	Align incentives with the achievement of measurable corporate, business unit and individual performance objectives based on financial and non-financial measures, as appropriate;

•	Provide overall compensation that is considered equitable to the employee and the Company; and

•	Ensure reasonable, affordable and appropriate compensation program costs.

Compensation Elements

The primary compensation elements provided to NEOs are:

•	Base salary;

•	Discretionary annual bonus based upon achievement of individual and corporate objectives; and

•	Equity-based long-term incentive compensation delivered in the form of stock options and restricted stock units.

Other compensation elements include health and welfare benefits plans, with the NEOs receiving similar benefits to those provided to all other eligible U.S.-based employees, such as medical, life insurance and disability coverage.

The Compensation Committee is provided materials by management regarding the various compensation elements of each NEO’s compensation package. The Compensation Committee makes decisions about each compensation element in the context of each NEO’s total compensation package. The compensation of senior level employees generally incorporates variable pay elements such as bonus and stock options, although no specific formula, schedule or tier is applied in establishing compensation “mix.” Each of the compensation elements and its purpose is further described below.

As a result of the 3M Food Safety combination, there may be adjustments to the compensation program of the Company during fiscal 2023 to reflect the increased size and complexity of the organization and to ensure the competitiveness of the Company’s overall compensation structure. At this time, there have been no formal changes made to the Company’s compensation programs.

Consideration of Last Year’s Say-on-Pay Vote

At the 2021 Annual Meeting of shareholders, shareholders were provided with an opportunity to cast an advisory vote on the compensation of the Company’s executive officers. The say-on-pay vote yielded approximately 96% approval of those votes cast. Notwithstanding this favorable vote, we continue to seek input from our shareholders to understand their views with respect to our approach to executive compensation, and in particular in connection with the Compensation Committee’s efforts to tie compensation to performance.

Base Salary

Base salary is intended to compensate the executive for the basic market value of the position, time in the position and the relation of that position to other positions in the Company. Each NEO’s salary and performance is reviewed annually. Factors considered in determining the level of executive base pay include the role and responsibilities of the position, performance against expectations and an individual’s job experience or unique role responsibilities.

Actual earned salary for fiscal 2022 is shown in the “Salary” column of the Summary Compensation Table. Base salary rates and changes from 2021 to 2022, if applicable, are shown in the following table.

Name	2022 Salary Rate	2021 Salary Rate	Percent Increase
John E. Adent	$487,000	$472,500	3.1%
Steven J. Quinlan	317,000	307,500	3.1%
Douglas E. Jones	365,000	353,850	3.2%
Jason W. Lilly, Ph.D.	280,000	271,625	3.1%
Jerome L. Hagedorn	276,000	267,800	3.1%

Discretionary Annual Bonus

Bonuses paid in fiscal 2023 related to fiscal 2022 performance are as follows:

Name	Target Value	Actual Payments	Percentage of Target	Special One-Time Bonus (1)
John E. Adent	$487,000	$450,000	92%	$450,000
Steven J. Quinlan	158,500	140,000	88%	140,000
Douglas E. Jones.	182,500	165,000	90%	165,000
Jason W. Lilly, Ph.D.	112,000	95,694	85%	95,694
Jerome L. Hagedorn	110,400	95,000	86%	47,500

(1)	Awarded by the Compensation Committee in recognition of efforts related to 3M Food Safety transaction and integration.

Target values for bonuses are set by the Compensation Committee and communicated to the officers at the time that the prior year actual payments are approved. Bonus awards are determined by the Compensation Committee based on the Company’s performance, officers’ achievements of their objectives and the Committee’s perception of the efforts expended during the recently completed fiscal year. The Compensation Committee took into account the recommendations of Mr. Adent with respect to bonuses for Mr. Quinlan, Mr. Jones, Dr. Lilly and Mr. Hagedorn. Target and actual bonuses are based on individual objectives and the Company’s performance, within the discretion of the Compensation Committee. The Compensation Committee’s appraisal of the Company’s overall performance was influenced, in part, by the following:

•	Revenues increased 13% to $527.2 million; this amount was 3% over the budget established at the beginning of the fiscal year;

•

Gross margins increased from $215.1 million in fiscal 2021 to $243.0 million in fiscal in fiscal 2022, an increase of 13%. Expressed as a percentage of sales, gross margins were 46.1% in fiscal 2022 compared to 45.9% in fiscal 2021;

•	Operating income was $58.6 million, a 21% decrease compared to $74.2 million in fiscal 2021;

•	Net income was $48.3 million compared to $60.9 million at fiscal 2021;

•	The Company generated $68.0 million cash from operations in fiscal 2022, compared to $81.1 million in fiscal 2021; and

•	Stockholders’ equity increased to $887.4 million at May 31, 2022, compared to $840.4 million at May 31, 2021.

It should be noted that the operating income, net income, cash generated from operations, and stockholders equity were all adversely impacted by $25.6 million in professional fees and expenses incurred in fiscal 2022 as a result of the proposed 3M Food Safety transaction, which was signed in December 2021. Excluding those costs, operating income would have been $84.2 million, an increase of 14% over fiscal 2021, and net income would have risen by 12% to $67.9 million.

In arriving at the determination of Mr. Adent’s annual bonus, the Committee took into consideration that the Company was able to overcome a number of significant operational headwinds during the year, and that Mr. Adent had continued to provide strong, effective and proactive leadership during the year, particularly as it related to the Company’s performance and its response to inflation, supply chain issues, and the continued impact of the ongoing COVID-19 pandemic. In addition to his financial objectives, Mr. Adent also achieved objectives to develop a comprehensive environmental, social, and governance (ESG) program for the Company, to improve product quality, and to reduce employee turnover. The Committee, after taking into account the above, awarded Mr. Adent 92% of his targeted bonus opportunity.

The Committee awarded an additional one-time bonus to Mr. Adent, his leadership team and a number of other key employees to acknowledge the effort in the initial negotiation of terms and due diligence work performed on the 3M Food Safety business transaction, and the subsequent design and execution of the integration plan to prepare the Company for a successful combination of the two businesses. Mr. Adent’s bonus for these efforts was $450,000.

Mr. Quinlan’s bonus opportunity was tied to the achievement of revenue, operating and net income targets for the overall Company and other internal objectives, such as the successful implementation of a number of initiatives supported by the information technology group. Mr. Quinlan also had shared objectives with the leadership team on progress on the ESG program, product quality and employee turnover. The Company achieved its revenue and profitability performance targets in fiscal 2022. Profitability targets were adjusted during the year to reflect the professional costs incurred related to the 3M Food Safety combination. Improvements continued to be made on the e-commerce platform, and other IT initiatives. Significant progress was made on ESG, in part as measured by improved scores, and on product quality. Based on achievement of goals in fiscal 2022, Mr. Quinlan was awarded 88% of his targeted bonus, and an additional $140,000 related to his efforts on the 3M Food Safety business combination.

The bonus opportunity for Mr. Jones was primarily based on the achievement of revenue, operating income and other metrics for the domestic Food and Animal Safety commercial business operations for which he had responsibility, and, to a lesser extent, achievement of revenue and earnings metrics for the overall Company. Other objectives for Mr. Jones included the expansion of the companion animal and analytics portfolios and development of sales and marketing capabilities. Animal Safety commercial operations exceeded their revenue targets for the year, while domestic Food Safety revenues finished lower than budgeted. The Company completed two acquisitions in the companion animal space in fiscal 2022, gaining parasiticides and genomics services for those markets, while the analytics business expanded greatly during the year. In April 2022, Mr. Jones was promoted to Chief Operating Officer for the Company and became responsible for the operating performance of the entire business. Based on his performance in fiscal 2022 he was awarded 90% of his bonus opportunity, and an additional $165,000 related to his efforts on the 3M Food Safety business combination.

In his role as Vice President, International Business, Dr. Lilly had bonus opportunities tied to budgeted revenues, operating income and other metrics, such as the successful integration of acquisitions, capacity enhancements, operational improvements and new product rollouts, each related to the Company’s international operations. In April 2022, he also assumed leadership of the Agrigenomics business worldwide. A number of the international operations, such as Australia, India, Brazil’s genomics business and certain of the Latin America countries, significantly exceeded prior year revenue levels, while others such as those in China and Europe were negatively impacted by COVID-19 related lockdowns, reduced economic activity and foreign currency translations. Facility expansions and capacity improvements were completed in Australia and Brazil during the year. Based on his operations’ financial performance, and attainment of his other objectives, Dr. Lilly was awarded 85% of his bonus opportunity, and an additional $95,694 related to his efforts on the 3M Food Safety business combination.

Mr. Hagedorn, as Vice President of North American Operations, is responsible for production of all Food Safety diagnostic and culture media products, and all Animal Safety product production and distribution in the U.S. His bonus opportunity is tied to achievement of budgeted labor and overhead expenses, on time and in full order fulfillment, improvement in product quality metrics, reduction of production scrap, development of a site expansion strategy, and achievement of revenue and earnings targets for the overall Company. Mr. Hagedorn also has a leadership role in the development and reporting on sustainability, energy usage and other key ESG metrics as the Company continues its work on this important initiative. He was awarded 86% of his bonus opportunity in fiscal 2022 based on achievement of his objectives, in particular improvements in product quality, progress on site expansion in North America and overall Company performance. Additionally, due to efforts on the design of a new manufacturing facility in Lansing, which will accommodate certain of the Company’s existing product lines as well as products acquired in the 3M transaction, and his involvement in the integration of the 3M Food Safety business, he was awarded an additional $47,500.

Long-Term Incentive Compensation

The objectives of the long-term incentive portion of the compensation package are to:

•	Align the personal and financial interests of management and other employees with shareholder interests;

•	Balance short-term decision-making with a focus on improving shareholder value over the long term;

•	Provide a means to attract, reward and retain a skilled management team; and

•	Provide the opportunity to increase ownership in the Company.

The primary long-term incentive mechanism at the Company has historically been stock option awards, the ultimate value of which is dependent on increases in the Company’s stock price. During fiscal 2021, the Company began to award restricted stock units (“RSUs”) as an additional vehicle for long term incentive compensation for Company employees. Stock options and RSUs are granted to provide employees with a personal financial interest in the Company’s long-term success, promote retention of employees and enable the Company to compete for the services of new employees in a competitive market. The Company believes that stock options and RSUs are appropriate means to accomplish long-term incentive objectives.

The stock option and RSU programs are designed to deliver competitive long-term awards while incurring reasonable levels of expense and shareholder dilution relative to other long-term incentive programs. It is the Company’s view that grants of stock options and RSUs represent appropriate uses of corporate resources and are effective methods for the Company to achieve its long-term compensation element objectives.

In general, stock options granted to employees are incentive options with five year lives that vest 20% per year beginning with the year following the year of grant. Certain incentive options are converted to non-qualified options when IRS limitations for incentive options are exceeded. The nonqualified options retain the same vesting and life provisions as incentive options. Directors are granted nonqualified stock options, with five year terms (ten year terms for grants prior to January 1, 2017) and vesting 33% per year for each of the three years following the year of grant. In all cases, grant prices are equal to the closing price on the day of the grant. The Company does not reprice options and does not “reload”—which means the recipient is only able to exercise the number of shares in the original stock option grant. RSUs granted to employees have five year lives, with 20% of the units vesting each year beginning with the first anniversary date of the grant. The RSU is priced at the closing stock price on the date of the grant. Non-employee directors are also granted RSUs, with three year lives, which vest 33% per year for each of the three years beginning on the first anniversary date of the grant. The Company’s practice has been to make an annual award of option grants or RSUs to a select group of employees as well as occasional hire-on awards to select new hires.

Annual stock option and RSU grants are made at the discretion of the Compensation Committee, with the exception of non-employee director awards which are granted annually on election or continuation of an existing term. Management makes recommendations to the Compensation Committee as to the stock option and RSU award levels. The determination with respect to the option or RSU award to be granted to any particular participant is ultimately subjective in nature. While no specific or absolute performance measures are applied, factors considered in determining the option or RSU award to an individual include his or her level of responsibility and position within the Company, demonstrated performance over time, value to the Company’s past and future success, historic grants, retention concerns and, in the aggregate, share availability under the plan, overall Company expense and shareholder dilution from awards. Management provides the Compensation Committee information on grants made in the past three years and the accumulated value of all stock option and RSU awards outstanding to each executive officer. During fiscal 2022, there were two grants of stock options and RSUs for NEOs; the annual recurring grant issued in October 2021, and an additional grant issued to NEOs and other key employees issued in April 2022 as a retention equity bonus related to the 3M Food Safety combination, to incentivize and retain this group for current and future integration efforts for that business.

The Company maintains two equity-based long-term incentive plans that have been previously approved by shareholders—the Neogen Corporation 2015 Omnibus Incentive Plan ( “2015 Plan”) and the 2018 Omnibus Incentive Plan (the “2018 Plan”). Fiscal 2022 stock option and RSU grants were made under the 2018 Plan and future awards of equity or equity rights will also be granted under the 2018 Plan; no further awards can be made under the 2015 Plan.

The following table shows the number of common shares issuable upon the exercise of outstanding stock options and RSUs, the weighted average exercise price of outstanding stock options and RSUs, and the number of common shares remaining available for future issuance, excluding common shares issuable upon exercise of outstanding stock options or RSUs, in each case as of May 31, 2022.

	Number of Common Shares to be Issued on Exercise of Outstanding Options and RSUs	Weighted Average Exercise Price of Outstanding Options and RSUs	Number of Common Shares Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders	3,501,000	$32.42	5,386,000
Equity compensation plans not approved by shareholders	—	—	—

Total	3,501,000	$32.42	5,386,000

The table below shows the amounts of the fiscal 2022 stock option grants to each of the NEOs.

Name	Number of Options Granted	Compensation Cost Recognized for Option Grants (1) (2)
John E. Adent	236,242	$1,999,858
Steven J. Quinlan	64,360	527,276
Douglas E. Jones	46,803	381,491
Jason W. Lilly, Ph.D.	42,607	352,225
Jerome L. Hagedorn.	21,560	178,556

(1)

Represents the aggregate grant date fair value of each stock option granted in fiscal 2022, calculated in accordance with the provisions of the Compensation—Stock Compensation Topic of the FASB Codification. This amount will be recognized over the vesting period of the grants.

(2)	The stock option Codification Topic 718 values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model using the assumptions in the table below.

Black-Scholes Model Assumptions (1)	2022	2021	2020	2019	2018
Risk-free interest rate	0.4%	0.2%	1.9%	2.6%	1.6%
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	32.8%	31.3%	29.4%	27.0%	27.7%
Expected option life	3.12 years	3.25 years	3.5 years	3.5 years	4 years

(1)

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

The table below shows the amounts of the fiscal 2022 RSU grants to each of the NEOs.

Name	Number of RSUs Granted	Compensation Cost Recognized for RSU Grants (1)
John E. Adent	25,880	$925,689
Steven J. Quinlan	11,166	385,988
Douglas E. Jones	8,142	279,999
Jason W. Lilly, Ph.D.	11,035	385,019
Jerome L. Hagedorn.	5,579	195,022

(1)

Compensation cost is calculated as the closing market price on each of the grant dates ($40.85 on October 12, 2021 and $28.40 on April 25, 2022) multiplied by the number of restricted shares granted. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period.

Retirement Plans: A defined contribution plan, the Neogen Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) is available to all eligible U.S. employees including all NEOs. Under the 401(k) Plan, the Company matches dollar per dollar of the first 3%, and fifty cents per dollar of the next 2%, of pay contributed by the employee up to the Internal Revenue Code limits. Matching contributions to the 401(k) Plan vest immediately.

Health and Welfare Benefits Plans: Benefits such as medical, dental, vision, life insurance and disability coverage are provided to each NEO under benefits plans that are provided to all eligible U.S.-based employees.

The benefits plans are part of the overall total compensation offering and are intended to be competitive and provide health care coverage for employees and their families. The NEOs have no additional Company-paid health benefits. Similar to all other employees, NEOs have the ability to purchase supplemental life, dependent life, long-term care insurance, and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table since they are purchased by each NEO and are made available to all U.S. employees. No form of post-retirement health care benefits is provided to any employee.

Perquisites: The values of perquisites and other personal benefits are included in the “All Other Compensation” column of the Summary Compensation Table, and consist primarily of Company matching contributions to the 401(k) Plan and the value of Company paid group term life insurance.

Employee Stock Purchase Plan: Employees in the U.S. are permitted to voluntarily purchase Company stock at a 5% discount through after-tax payroll deductions under the Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of the Company. The ESPP purchases stock bi-annually for participants through a third party plan administrator. Each of the NEOs is currently eligible to purchase shares through the plan.

Executive and Non-Employee Director Stock Ownership Policy

The Company has a stock ownership policy in place for all corporate officers, including the NEOs, and Directors. This reflects the Company’s belief that all senior executives and Directors should have meaningful share ownership positions in the Company to reinforce the alignment of management and shareholder interests. The ownership policy was adopted by the Board in July 2007. The Compensation Committee periodically reviews the policy requirements to ensure they continue to be reasonable and competitive.

The ownership requirements are:

Position	Market Value of Stock Owned	Expected Time Period to Comply

Non-Employee Directors	2 times annual cash fees paid	5 years

Chief Executive Officer	2 times annual salary, including bonus	3 years

Corporate Officers	2 times annual salary, including bonus	5 years

For purposes of the ownership requirements, stock owned includes shares owned outright, including 401(k) Plan shares, but does not include stock options or unvested RSUs. As of June 1, 2021, all corporate officers, including the NEOs, and all non-employee directors were at or above the applicable stock ownership requirement or within the expected time period to comply. The value of the Company’s common stock declined by 43% during fiscal 2022; as a consequence, none of the NEOs was holding common stock at levels sufficient to put them in compliance with the stock ownership policy on May 31, 2022, although Mr. Hagedorn and Mr. Jones were still within the expected time to comply. In recognition that the decline in the stock price in fiscal 2022 was the cause of the non-compliance of the NEOs with the stock ownership policy, the Board granted the NEOs additional time to become compliant with the policy. Of the non-employee directors, Dr. Boehm, Mr. Borel and Mr. Tobin were above the applicable stock ownership requirement, while Mr. Rodriguez, Ms. Vetter and Dr. Woteki were within the expected time period to comply with the requirement.

Chief Executive Officer Compensation

John Adent has been the President and Chief Executive Officer of the Company since 2017. His base salary in fiscal 2022 was adjusted on January 1, 2022 from $472,500 to $487,000, and his target bonus opportunity was $487,000, based on the achievement of certain revenue and earnings targets and the attainment of other strategic and operational goals. In addition to base salary and bonus opportunity, Mr. Adent was awarded 236,242 stock options and 25,880 RSUs in fiscal 2022, valued at $2,925,547 at the respective grant dates.

In determining the amount of Mr. Adent’s annual bonus for fiscal 2022, the Committee took into consideration the Company’s 13% revenue increase over fiscal 2021, which was 3% over the targeted revenue growth for the year, operating income which, after adjusting for $25.6 million in professional fees related to the 3M Food Safety combination, was 12% higher than fiscal 2021, essentially at budgeted levels, and the Board’s assessment of the level of attainment of Mr. Adent’s other fiscal 2022 strategic goals, which included Company employee turnover targets and progress milestones on the Company’s newly launched Environmental, Social and Governance (ESG) initiative. The Committee also acknowledged that supply chain issues, inflation and the ongoing COVID-19 pandemic had presented the Company with tremendous challenges in fiscal 2022 and believed that Mr. Adent’s strong and continuing proactive leadership had been effective during the year, and awarded him 92% of his targeted bonus opportunity for the year. Additionally, based on his efforts in leading the Company through the 3M Food Safety combination and integration efforts, the Committee awarded Mr. Adent an additional one-time $450,000 bonus for the year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Darci L. Vetter (Chair)

William T. Boehm

Ralph A Rodriguez

Catherine E. Woteki

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The table sets forth information regarding all elements of compensation paid to the Company’s named executive officers (principal executive officer, principal financial officer and the three other most highly compensated executive officers) (the “NEOs”) for fiscal years 2022, 2021 and 2020.

Summary Compensation Table for Fiscal Years 2022, 2021, and 2020

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	All Other Compensation (2)	Total
John E. Adent (3)	2022	$477,798	$900,000	$925,689	$1,999,858	$12,082	4,315,427
Chief Executive Officer & President	2021	459,173	378,000	480,832	1,181,786	7,255	2,507,046
	2020	389,423	315,000	—	1,399,917	19,108	2,123,448

Steven J. Quinlan (3)	2022	310,971	280,000	385,988	527,276	11,880	1,516,115
Vice President & Chief Financial Officer	2021	274,519	100,000	192,265	303,882	6,816	877,482
	2020	231,325	40,000	—	622,185	9,328	902,838

Douglas E. Jones (4)	2022	357,924	330,000	279,999	381,491	4,232	1,353,646
Vice President & Chief Operating Officer	2021	277,531	120,000	95,962	151,941	3,266	648,700

Jason W. Lilly, Ph.D. (3)	2022	274,685	191,388	385,019	352,225	10,919	1,214,235
Vice President, International Business	2021	234,734	99,932	200,461	211,033	5,586	751,746
	2020	190,843	42,000	—	513,303	7,923	754,069

Jerome L. Hagedorn (3)	2022	270,796	142,500	195,022	178,556	12,226	799,099
Vice President, North American Operations	2021	263,180	96,500	104,158	109,744	7,915	581,497
	2020	243,500	50,000	—	233,319	11,925	538,744

(1)

Calculations use grant-date fair value based on Codification Topic 718 for stock option and RSU grants for the 2022, 2021 and 2020 fiscal years. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”

(2)	Includes 401(k) Plan matching contributions and value of group term life insurance.
(3)

In reaction to the COVID-19 pandemic in fiscal 2020, each of the above NEOs, along with other members of senior management, voluntarily reduced his base salary for the period April 13-May 31, 2020. Mr. Adent reduced his salary to $1 annually during that time period, while the other NEOs’ salaries were reduced by 50%. The impact of the salary reduction was as follows for each NEO in fiscal 2020: Mr. Adent, $60,577; Mr. Quinlan, $15,675; Dr. Lilly, $12,932; and Mr. Hagedorn, $16,500.

(4)	Mr. Jones joined the Company on August 17, 2020.

The following table sets forth the fiscal 2022 compensation cost recognized for fiscal 2022 awards or the portion of awards vested in fiscal 2022 from prior grants as shown in the “Option Awards and Restricted Stock Awards” columns of the Summary Compensation Table:

Option and RSU Awards

Name	2022 Awards	2021 Awards	2020 Awards	2019 Awards	2018 Awards	Total
John E. Adent	$230,004	$312,927	$283,784	$281,611	$258,354	$1,366,679
Steven J. Quinlan	64,339	93,381	126,126	112,644	142,452	538,943
Douglas E. Jones	45,791	46,658	—	—	—	92,449
Jason W. Lilly, Ph.D.	53,245	77,448	104,054	93,870	122,105	450,722
Jerome L. Hagedorn	27,346	44,507	47,297	15,645	17,151	151,946

The following table indicates the “mix” of total direct compensation for the NEOs in fiscal 2022 based on salary, total bonus payment and the Codification Topic 718 compensation expense of fiscal 2022 equity-based awards:

Name	Salary	Annual Bonus	Equity Based Awards (1)
John E. Adent	$487,000	$900,000	$2,925,547
Steven J. Quinlan	317,000	280,000	913,264
Douglas E. Jones	365,000	330,000	661,490
Jason W. Lilly, Ph.D.	280,000	191,388	737,243
Jerome L. Hagedorn	276,000	142,500	373,577

(1)

Calculations use grant-date fair value based on Codification Topic 718 for fiscal 2022 equity-based awards. For purposes of this table, the calculations do not attribute the compensation cost to the requisite vesting period.

Grants of Plan-Based Awards in the 2022 Fiscal Year

The following table sets forth additional information regarding the option awards granted to the NEOs in the year ended May 31, 2022 that are, in combination with the RSU award totals, disclosed in the Summary Compensation Table.

Name	Grant Date (1)	Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2)	Grant-date Fair Value of Option Awards (3)
John E. Adent	10/12/2021	150,352	$40.85	$1,431,379
	4/25/2022	85,890	28.40	568,479

		236,242		1,999,858

Steven J. Quinlan	10/12/2021	34,912	40.85	332,369
	4/25/2022	29,448	28.40	194,907

		64,360		527,276

Douglas E. Jones	10/12/2021	24,717	40.85	235,311
	4/25/2022	22,086	28.40	146,180

		46,803		381,491

Jason W. Lilly, Ph.D.	10/12/2021	24,202	40.85	230,408
	4/25/2022	18,405	28.40	121,817

		42,607		352,225

Jerome L. Hagedorn	10/12/2021	12,358	40.85	117,651
	4/25/2022	9,202	28.40	60,905

		21,560		178,556

(1)	Represents the date the grants were made.
(2)

In accordance with the terms of the 2018 Plan, these options were granted at 100% of the closing market price on the day of the grant. Options have a five-year term and generally become exercisable as to 20% of the shares on each of the five anniversary dates of the grant.

(3)

Represents grant-date value based on Codification Topic 718 for the option grants. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term, Incentive Compensation.”

The following table sets forth additional information regarding the restricted stock units (“RSU”s) granted to the NEOs in the year ended May 31, 2022 that are, in combination with the stock option awards, disclosed in the Summary Compensation Table.

Name	Grant Date (1)	Number of Shares or Units	Grant-date Fair Value of RSU Awards (3)
John E. Adent	10/12/2021	15,317	$625,699
	4/25/2022	25,880	299,989

		41,197	925,689

Steven J. Quinlan	10/12/2021	5,532	225,982
	4/25/2022	5,634	160,006

		11,166	385,988

Douglas E. Jones	10/12/2021	3,917	160,009
	4/25/2022	4,225	119,990

		8,142	279,999

Jason W. Lilly, Ph.D.	10/12/2021	5,753	235,010
	4/25/2022	5,282	150,009

		11,035	385,019

Jerome L. Hagedorn	10/12/2021	2,938	120,017
	4/25/2022	2,641	75,004

		5,579	195,022

(1)	Represents the dates the grants were made.
(2)

In accordance with the terms of the 2018 Plan, these RSUs were granted at 100% of the closing market price on the day of the grant. The RSUs have five-year lives and vest in equal annual 20% installments on each of the five anniversary dates of the grant.

(3)	Represents grant-date value based on Codification Topic 718 for the RSU grants.

Outstanding Equity Awards at May 31, 2022

The following table sets forth information regarding unexercised options that were held by the NEOs at May 31, 2022.

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
John E. Adent	7/17/2017	40,000	39,998	$25.65	8/17/2022
Chief Executive Officer & President	11/1/2018	36,000	72,000	31.35	12/1/2023
	10/11/2019	36,000	108,000	31.95	11/11/2024
	10/6/2020	30,750	123,004	34.15	11/6/2025
	10/12/2021	—	150,352	40.85	11/12/2026
	4/25/2022	—	85,890	28.40	5/25/2027

		142,750	579,244

Steven J. Quinlan	10/27/2017	18,666	18,666	30.21	11/27/2022
Vice President & Chief Financial Officer	11/1/2018	43,200	28,800	31.35	12/1/2023
	10/11/2019	32,000	48,000	31.95	11/11/2024
	10/6/2020	7,908	31,628	34.15	11/6/2025
	10/12/2021	—	34,912	40.85	11/12/2026
	4/25/2022	—	29,448	28.40	5/25/2027

		101,774	191,454

Douglas E. Jones	10/6/2020	3,954	15,814	34.15	11/6/2025
Vice President & Chief Operating Officer	10/12/2021	—	24,717	40.85	11/12/2026
	4/25/2022	—	22,086	28.40	5/25/2027

		3,954	62,617

Jason W. Lilly, Ph.D.	10/27/2017	16,000	16,002	30.21	11/27/2022
Vice President, International Business	11/1/2018	11,364	24,000	31.35	12/1/2023
	10/11/2019	13,200	39,600	31.95	11/11/2024
	10/6/2020	5,492	21,964	34.15	11/6/2025
	10/12/2021	—	24,202	40.85	11/12/2026
	4/25/2022	—	18,405	28.40	5/25/2027

		46,056	144,173

Jerome L. Hagedorn	4/10/2018	8,000	2,000	33.88	5/9/2023
Vice President, North American Operations	11/1/2018	6,000	4,000	31.35	12/1/2023
	10/11/2019	12,000	18,000	31.95	11/11/2024
	10/6/2020	2,856	11,422	34.15	11/6/2025
	10/12/2021	—	12,358	40.85	11/12/2026
	4/25/2022	—	9,202	28.40	5/25/2027

		28,856	56,982

(1)	Vesting schedules for Incentive Stock and Non-Qualified Options are 20% of the shares on each of the first five anniversary dates of the grant.

The following table sets forth information regarding outstanding RSU awards held by the NEOs at fiscal year end.

Name	Grant Date (1)	Number of Shares of Stock that have not Vested	Market Value of Shares of Stock that have not Vested (2)
John E. Adent	10/6/2020	11,264	$298,045
Chief Executive Officer & President	10/12/2021	15,317	405,288
	4/25/2022	10,563	279,497

		37,144	982,830

Steven J. Quinlan	10/6/2020	4,504	119,176
Vice President & Chief Financial Officer	10/12/2021	5,532	146,377
	4/25/2022	5,634	149,076

		15,670	414,628

Douglas E. Jones	10/6/2020	2,248	59,482
Vice President & Chief, Operating Officer	10/12/2021	3,917	103,644
	4/25/2022	4,225	111,794

		10,390	274,919

Jason W. Lilly, Ph.D.	10/6/2020	4,696	124,256
Vice President, International Business	10/12/2021	5,753	152,224
	4/25/2022	5,282	139,762

		15,731	416,242

Jerome L. Hagedorn	10/6/2020	2,440	64,562
Vice President, North American Operations	10/12/2021	2,938	77,739
	4/25/2022	2,641	69,881

		8,019	212,183

(1)	Vesting schedules for Restricted Stock Units are 20% of the grant annually on each of the first five anniversary dates of the grant.
(2)	Based upon the closing price of our Common Stock on May 31, 2022 of $26.46.

Option Exercises and Stock Vested in 2022 Fiscal Year

This table sets forth information with respect to option exercises by the NEOs during fiscal 2022.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
John E. Adent	—	$—
Steven J. Quinlan	18,664	439,835
Douglas E. Jones	—	—
Jason W. Lilly, Ph.D.	16,634	384,414
Jerome L. Hagedorn	—	—

(1)	Represents the difference between the exercise price and the price of the Common Stock at the time of exercise on the exercise date.

Pension Benefits

The Company sponsors no defined benefit plans, therefore, none of the NEOs participates in a defined benefit plan sponsored by the Company.

Potential Payments upon Termination or Change-in-Control

The Company does not provide employment, severance or change-in-control agreements. The Company maintains a discretionary severance practice for all eligible employees, which could potentially include the NEOs. The discretionary practice provides for payments as determined by the Company as circumstances warrant.

CEO PAY RATIO

In accordance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our CEO. Mr. Adent has been the CEO of the Company since 2017, and served as CEO on May 31, 2022, the determination date of the median employee compensation.

The annual compensation used for this analysis included each element of compensation listed in the Summary Compensation Table in this Proxy. We annualized the total compensation for any employee on the payroll at May 31, 2022, who was not employed for all of fiscal 2022. We then ranked all of our employees (except for Mr. Adent) in terms of total compensation from highest to lowest, and identified the employee that ranked as the median. Following this methodology, the components of our pay ratio disclosure for fiscal 2022 were reasonably estimated as follows:

•	The median of the total annual compensation for all of our employees, excluding Mr. Adent, was $40,794;

•	Mr Adent’s total compensation was $4,315,427;

•	The ratio of Mr. Adent’s compensation to the compensation of the median employee was 106:1.

The Pay Ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the ratio reported by other companies.

COMPENSATION OF DIRECTORS

This table sets forth information regarding compensation paid during fiscal 2022 to directors who were not employees.

Name	Fees Earned or Paid in Cash	Equity-Based Awards (1)	Total
William T. Boehm, Ph.D.	$57,500	$59,404	$116,904
James C. Borel	67,500	59,404	126,904
Ronald D. Green, Ph.D.	55,000	59,404	114,404
Ralph A. Rodriguez	50,000	59,404	109,404
James P. Tobin	57,500	59,404	116,904
Darci L. Vetter	55,000	59,404	114,404
Catherine E. Woteki, Ph.D.	50,000	59,404	109,404

(1)

Calculations use grant-date fair value based on Codification Topic 718 for the fiscal 2022 equity-based grants. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions for the option grants, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”

The following table sets forth the fiscal 2022 compensation cost recognized for fiscal 2022 equity-based awards to directors and the portion of awards vested in fiscal 2022 from prior grants as shown in the “Option Awards” column.

Option Awards

Name	2022 Awards	2021 Awards	2020 Awards	2019 Awards	Total
William T. Boehm, Ph.D.	$11,503	$19,892	$16,238	$5,813	$53,447
James C. Borel	11,503	19,892	16,238	5,813	53,447
Ronald D. Green, Ph.D.	11,503	19,892	16,238	5,813	53,447
Ralph A. Rodriguez	11,503	19,892	—	—	31,396
James P. Tobin	11,503	19,892	16,238	5,813	53,447
Darci L. Vetter	11,503	19,892	16,238	5,813	53,447
Catherine E. Woteki, Ph.D.	11,503	19,892	—	—	31,396

The grant-date fair value of the stock option and RSU awards granted in fiscal 2022, the compensation cost recognized for fiscal 2022 grants, and outstanding equity awards at May 31, 2022 were:

	Grant Date Fair Value based on Codification Topic 718 for 2022 Grants	Compensation Cost Recognized for 2022 Grants	Outstanding at May 31, 2022
Name			RSU Awards	Option Awards
William T. Boehm, Ph.D.	$59,404	$11,503	1,273	49,751
James C. Borel	59,404	11,503	1,273	40,085
Ronald D. Green, Ph.D.	59,404	11,503	1,273	44,531
Ralph A. Rodriguez	59,404	11,503	1,273	6,751
James P. Tobin	59,404	11,503	1,273	40,085
Darci L. Vetter	59,404	11,503	1,273	32,085
Catherine E. Woteki, Ph.D.	59,404	11,503	1,273	6,751

Directors receive an annual retainer of $40,000 (paid quarterly), with the Chairman of the Board paid an additional $15,000. Members of the Governance, Compensation and Innovation, Science and Technology

committees are paid $5,000 annually, while members of the Audit Committee receive $7,500; the Chair of each committee is paid an additional $5,000. Board members receive an additional $60,000 in equity-based compensation, split equally between non-qualified options to purchase Company stock, with three-year vesting and five-year lives, and restricted stock units, with three-year vesting. These awards are granted on the date of election to, or commencement of annual service on, the Board. Upon the consummation of the 3M Food Safety combination, expected to close in September 2022, Board compensation could be adjusted to reflect the increased size and complexity of the business; at this time, there have been no adjustments to Board compensation in fiscal 2023.

AUDIT COMMITTEE REPORT

The undersigned constitute the Audit Committee of the Board of the Company. The Audit Committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements, the financial reporting process and internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the consolidated financial statements and an audit of management’s assessment of internal control over financial reporting. The Audit Committee monitors and oversees these processes. The Audit Committee also approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the shareholders.

In this context, the Audit Committee met and held discussions with management and BDO, the Company’s independent registered public accounting firm, throughout the year and regularly reported the results of our activities to the Board. Specifically, the following were completed:

•	Reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2022 with the Company’s management;

•	Discussed with BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•

Received written disclosure and letter regarding independence from BDO as required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning their independence and discussed with BDO its independence.

Based on the above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s fiscal year 2022 Annual Report on Form 10-K and the Company’s 2022 Annual Report to shareholders.

Submitted by:

William T. Boehm, Ph.D. (Chairman)

James C. Borel

James P. Tobin

Members of the Audit Committee

ADDITIONAL INFORMATION

Shareholder Proposals for the 2023 Annual Meeting

Shareholder proposals intended to be presented at the 2023 Annual Meeting of shareholders and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by the Company at its principal executive offices at 620 Lesher Place, Lansing, Michigan, 48912 for consideration no later than May 31, 2023 to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, proposals of shareholders intended to be submitted to a formal vote (other than proposals to be included in our proxy statement) at the 2023 Annual Meeting may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at our principal executive offices no earlier than 90 days and no later than 60 days prior to the anniversary of the preceding year’s annual meeting; provided, however that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date or if the Company has not previously held an annual meeting, notice by the shareholder to be timely must be given no earlier than 90 days prior to such annual meeting and no later than 60 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain certain information as specified in our Bylaws. Assuming that our 2023 Annual Meeting is not advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2022 Annual Meeting, we must receive notice of an intention to introduce a nomination or other item of business at the 2023 Annual Meeting after July 8, 2023, and no later than August 7, 2023.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers and beneficial owners of more than 10% of the Company’s common stock, among others, to file reports with respect to changes in their ownership of common stock. During fiscal 2022, to the Company’s knowledge, none of the directors, executive officers and 10% shareholders of the Company failed to comply with the requirements of Section 16(a), except for the exceptions listed. There was a late Form 4 filed on behalf of Douglas Jones (reporting one transaction) and William Boehm (reporting the exercise of options and sale of shares).

Other Actions

At this time, no other matter other than those referred to above is known to be brought before the Annual Meeting. If any additional matter(s) should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter(s).

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 6, 2022. See http://www.neogen.com/en/investor-information for a copy of the 2022 proxy statement and Annual Report.

Expenses of Solicitation

The cost of solicitation of proxies for the Annual Meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board,

Amy Rocklin

Corporate Secretary

August 30, 2022

NEOGEN CORPORATION ATTN: STEVEN J. QUINLAN 620 LESHER PLACE LANSING, MI 48912

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 5, 2022 for shares held directly and by 11:59 p.m. Eastern Time on October 3, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NEOG2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 5, 2022 for shares held directly and by 11:59 p.m. Eastern Time on October 3, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE LISTED NOMINEES:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1. ELECTION OF DIRECTORS

Nominees

01) JOHN E. ADENT 02) WILLIAM T. BOEHM, PH.D. 03) JAMES P. TOBIN
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 2 AND 3.
					For	Against	Abstain

2. TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF EXECUTIVES.					☐	☐	☐

3. RATIFICATION OF APPOINTMENT OF BDO USA LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.					☐	☐	☐

NOTE: SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

NEOGEN CORPORATION

October 6, 2022

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

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PROXY

NEOGEN CORPORATION

ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 6, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Amy M. Rocklin and Steven J. Quinlan, and each of them, with full power to appoint their substitutes, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders of Neogen Corporation referred to above and at any adjournment of that meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1 THROUGH 3 ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY MATTER NOT OTHERWISE COVERED HEREBY, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

(Continued and to be signed on reverse side)